Exhibit 99.1

www.pdl.com

For Immediate Release

BIOGEN IDEC AND PDL FORM GLOBAL ALLIANCE TO

DEVELOP AND COMMERCIALIZE

THREE PHASE II ANTIBODY PRODUCTS

Agreement covers daclizumab for multiple sclerosis; M200 and HuZAF™ in multiple indications

Companies to conduct conference call and webcast at 4:30 p.m. Eastern time

Cambridge, Mass. and Fremont, Calif., August 2, 2005 – Biogen Idec (Nasdaq: BIIB) and Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced a broad collaboration for the joint development, manufacture and commercialization of three Phase II antibody products. The agreement provides for shared development and commercialization of daclizumab in multiple sclerosis and indications other than transplant and respiratory diseases, and for shared development and commercialization of M200 (volociximab) and HuZAF™ (fontolizumab) in all indications.

Under terms of the agreement, PDL will receive an upfront payment of $40 million, and Biogen Idec will purchase $100 million of common stock from PDL. If multiple products were developed successfully in multiple indications and all milestones were achieved, PDL could receive certain development and commercialization milestone payments totaling up to $660 million.  Of these, $560 million are related to development and $100 million are related to commercialization of collaboration products.

Biogen Idec and PDL will share equally the costs of all development activities and all operating profits from each collaboration product within the United States and Europe. The companies will jointly oversee development, manufacturing and commercialization plans for collaboration products and intend to divide implementation responsibilities to leverage each company’s capabilities and expertise.  Each party will have co-promotion rights in the United States and Europe.  Outside the United States and Europe, Biogen Idec will fund all incremental development and commercialization costs and pay a royalty to PDL on sales of collaboration products.

“We are very pleased to forge a comprehensive global collaboration on these three products with PDL,” said Jim Mullen, President and CEO of Biogen Idec.  “This partnership will expand our oncology presence in solid tumors, while strengthening our position as a leader in multiple sclerosis research and development.”

Mark McDade, Chief Executive Officer, PDL, said, “As a world leader in the treatment of multiple sclerosis and the originator of the successful cancer treatment,

Rituxan® (rituximab), we believe Biogen Idec is an outstanding partner with whom to globally develop and commercialize these three novel antibody products. We are obviously excited to forge this collaboration that advances our pipeline, accelerates our path to sustainable positive cash flow and paves the way to commercialization of the next wave of PDL products.  From our perspective, this alliance enables both companies to share costs and risks of developing products that address large market opportunities, while leveraging our respective development, manufacturing and commercial strengths.”

The closing of the transaction, including the stock purchase, will be subject to antitrust review and approval, and other standard closing conditions.  The purchase of the stock will be at fair market value.  The stock purchase agreement also provides for a registration statement to be filed for the common stock and the re-sale of the stock is subject to certain limitations.

About Daclizumab

Daclizumab is a humanized monoclonal antibody that binds to the IL-2 receptor on activated T cells, inhibiting the binding of IL-2 and the cascade of pro-inflammatory events contributing to organ transplant rejection and autoimmune and related diseases.  A Phase II clinical trial of daclizumab in multiple sclerosis is ongoing. Rights to daclizumab in transplantation, asthma and related respiratory diseases are in partnership with Roche.

About M200 (volociximab)

Volociximab is a novel anti-angiogenic chimeric antibody directed against alpha5 beta1 integrin.  Binding of the antibody to alpha5 beta1 integrin inhibits the formation of new blood vessels, a process necessary for tumor growth.  Results from a Phase I study in advanced solid tumors suggest that volociximab was well tolerated and did not identify dose-limiting toxicities.  Three Phase II clinical trials of volociximab in renal cell carcinoma, melanoma and pancreatic cancers were initiated in the first half of 2005.  A fourth Phase II study in non-small cell lung cancer is anticipated to begin shortly.  Preclinical data with volociximab suggest the antibody may also have potential as a treatment for age-related macular degeneration.

About HuZAF™ (fontolizumab)

Fontolizumab is a humanized antibody that binds to interferon-gamma, an important immunoregulatory cytokine with multiple activities, including up-regulation of MHC Class II molecule expression.  Blocking interferon-gamma may be useful in treating a variety of autoimmune diseases.

About Biogen Idec

Biogen Idec creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare.  For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

About PDL

PDL is a biopharmaceutical company focused on the research, development and commercialization of novel therapies for inflammation and autoimmune diseases, acute cardiac conditions and cancer.  PDL markets several biopharmaceutical products in the United States through its hospital sales force and wholly-owned subsidiary, ESP Pharma, Inc. As a leader in the development of humanized antibodies, PDL has licensed its patents to numerous pharmaceutical and biotechnology companies, some of which are now paying royalties on net sales of licensed products.   Further information on PDL is available at www.pdl.com.

Conference Call and Webcast Information

Biogen Idec and PDL will conduct a conference call to discuss the collaboration agreement today, August 2, at 4:30 p.m. Eastern time.  The conference call can be accessed by dialing (415) 537-1977.  A live webcast of the conference call also will be available through the Biogen Idec website, www.biogenidec.com, as well the PDL website, www.pdl.com.  Please connect to one of these websites at least 15 minutes prior to the live webcast to allow time for any software download that may be needed to hear the webcast.  A replay, including the presentation materials, will be available at www.biogenidec.com and at www.pdl.com starting approximately one hour after completion of the webcast.  A replay will also be available by telephone from approximately 6:30 p.m. Eastern time on August 2, 2005 through 6:30 p.m. Eastern time on August 10, 2005.  To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States and enter conference ID number 21256614.

Regarding PDL

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements. In particular, there can be no assurance that the parties will successfully develop or achieve the milestone events on any of the products or that the conditions to the stock purchase agreement will be satisfied, that the parties will perform their obligations under the agreement as anticipated.  While the parties are bound to proceed with certain obligations, the agreement contains provisions under which parties can reduce or eliminate their obligations to develop, manufacture and commercialize products, and no assurance can be given that either party will proceed with the development and commercialization of any product. Other factors that may affect the development and commercialization of products are discussed in PDL’s Annual Report on Form 10-K for the year ended December 31, 2004, and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and in other filings made with the Securities and Exchange Commission.  All statements included in this press release are based upon information available to PDL as of the date hereof, and PDL assumes no obligation to update any such forward-looking statements.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.

Regarding Biogen Idec

This press release contains forward-looking statements regarding the development, manufacture and commercialization of products under the Biogen

Idec/PDL collaboration.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Drug development generally involves a high degree of risk. For example, there is no assurance that the effectiveness of the products in larger clinical trials will be as expected or that safety issues will not arise.  There is also no assurance that the development, manufacture or commercialization of these products will not be affected by unexpected technical or manufacturing hurdles or intellectual property disputes.  For more detailed information on the risks and uncertainties associated with Biogen Idec’s drug development and other activities, see the periodic and other reports that Biogen Idec has filed with the Securities and Exchange Commission.  Biogen Idec assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Biogen Idec	PDL

Media
Jose Juves	Ami Knoefler
Associate Director,	Senior Director,
Public Affairs	Corporate Communications/Investor Relations
(617) 914-6524	(510) 284-8851
aknoefler@pdl.com

or
Investor Relations
Oscar Velastegui	Jim Goff
Senior Manager,	Senior Director,
Investor Relations	Investor Relations
(617) 679-2812	(510) 574-1421
jgoff@pdl.com

#  #  #